Exhibit 10.44

SEVENTH AMENDMENT TO OFFICE LEASE

THIS SEVENTH AMENDMENT TO OFFICE LEASE (this "**Amendment**") is made and entered into as of November 30, 2017 (the "**Effective Date**"), by and between **900 NORTH MICHIGAN, LLC**, a Delaware limited liability ("**Landlord**"), and **GROSVENOR CAPITAL MANAGEMENT, L.P.**, an Illinois limited partnership ("**Tenant**").

RECITALS:

A. Landlord's predecessor in interest, LaSalle Bank National Association, as Trustee under that certain Trust Agreement dated March 1, 1984 and known as Trust No. 107701 (the "**Trust**"), and Tenant entered into that certain Office Lease dated as of December 17, 2004 (the "**Original Lease**") pursuant to which the Trust leased to Tenant, and Tenant leased from the Trust, the "Premises" (as therein defined), in the property known as 900 North Michigan Building ("**Building**") the address of which is 900 North Michigan Avenue, Chicago, Illinois 60611 and consisting of approximately 72,883 square feet of rentable area on the 11th, 12th and 20th floors of the Building (the "**Original Premises**").

B. On or about April 27, 2005, the Trust assigned its interest in the Lease to Landlord.

C. On or about May 31, 2007, Tenant and Landlord entered into a First Amendment to Office Lease (the "**First Amendment**") to provide for Tenant's lease of additional space in the Building by subleasing from JMB Realty Corporation, a Delaware corporation ("**JMB**"), certain space located on the 13th floor of the Building, pursuant to that certain Sublease Agreement, dated as of June 1, 2007, by and between JMB and Tenant, as consented to and agreed upon by Landlord, as amended (as amended from time to time, the "**Sublease**").

D. On or about July 1, 2008, Tenant and Landlord entered into a Second Amendment to Office Lease (the "**Second Amendment**") to provide for Tenant's lease of additional space in the Building by exercising its right of first opportunity to lease certain space containing approximately 3,889 rentable square feet, and located on the 17th floor of the Building (together with the Original Premises, the "**Current Premises**").

E. On or about August 31, 2009, Tenant and Landlord entered into a Third Amendment to Office Lease (the "**Third Amendment**") to subordinate Tenant's right of first offer and right of first refusal with respect to certain space on the 18th floor of the Building to the right of the existing tenant thereunder to extend the current term of its lease.

F. On or about September 1, 2011, Tenant and Landlord entered into a Fourth Amendment to Office Lease (the "**Fourth Amendment**") to subordinate Tenant's right of first refusal and right of first offer with respect to certain space on the 16th and 17th floors of the Building to the right of LAMB Partners, an Illinois general partnership ("**Lamb**").

G. On or about May 31, 2012, Tenant and Landlord entered into a Fifth Amendment to Office Lease (the "**Fifth Amendment**") to, among other things, extend the term of the Lease and to provide for the addition of the Sublease Space to the Lease from and after the Sublease Termination Date.

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H. On or about January 18, 2013, Tenant and Landlord entered into a Sixth Amendment to Office Lease (the "**Sixth Amendment**") to, among other things, correct the calculation of Base Rent during the Early Extension Period, The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment are hereinafter referred to together as the "**Existing Lease,** " and the Existing Lease, as amended by this Amendment, is referred to herein as the "**Lease.**"

I. The parties now desire to amend the Lease to, among other things, extend the dates for Tenant's Termination Right, pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

1. **Tenant's Termination Right**. Paragraph 7 of the Fifth Amendment is deleted in its entirety and replaced with the following:

"Section 59 of the Original Lease is hereby deleted in its entirety. Provided that Tenant has not exercised the 2022 Expansion Right, Tenant shall have a one-time option (the "**Termination Option**") to terminate this Lease in its entirety, effective as of September 30, 2023 (the "**Early Termination Date**") upon the following terms and conditions:

A. Tenant provides Landlord with notice (the "**Termination Notice**") of Tenant's election to exercise the Termination Option not later than October 1, 2022.

B. Tenant pays to Landlord of a termination fee (the "**Termination Fee**") which Termination Fee shall equal to the sum of (i) the Unamortized Up-front Costs (defined below), and (ii) the Aggregate Unamortized Additional Space Costs (defined below) as of the Early Termination Date. Tenant shall pay one half (1/2) of the Termination Fee concurrently with the delivery of the Termination Notice and one half (1/2) of the Termination Fee shall be paid thirty (30) days prior to vacating the Premises.

If Tenant timely and properly exercises the Termination Option, Rent shall be paid through and apportioned as of the Early Termination Date and neither party shall have any rights or liabilities accruing under this Lease after the Early Termination Date, except such rights and liabilities, which by the terms of this Lease, expressly survive the termination of this Lease. The Termination Option shall, at Landlord's election, be null and void if Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, as of the date that Landlord received the Termination Notice. Tenant's exercise of the Termination Option shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If Tenant's right to possession of the entire Premises shall terminate in any manner whatsoever before Tenant shall exercise the Termination Option, then immediately upon such termination or Transfer the Termination Option herein granted shall simultaneously terminate and become null and void. In the event that Tenant exercises the 2022 Expansion Right, the Termination Option shall be null and void. Time is of the essence of this provision.

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C. As used herein:

i. **"Unamortized Up-front Costs"** shall mean an amount equal to the sum of \$20.82 per rentable square foot of the Current Premises, plus \$20.78 per rentable square foot of the 13th Floor Space and the "Fourth Expansion Space" if Tenant exercised the "Fourth Expansion Right" (as such terms are defined in the Sublease).

ii. **"Aggregate Unamortized Additional Space Costs"** shall mean the sum of the Unamortized Additional Space Costs for all Additional Space.

iii. **"Additional Space"** shall mean any (1) additional space leased by Tenant from and after the Effective Date pursuant to the terms of the Existing Lease as amended by the Fifth Amendment, including any space leased pursuant to Tenant's right of first offer set forth in Section 8 of the Fifth Amendment and Tenant's right of first refusal set forth in Section 9 of the Fifth Amendment, but excluding the addition of the Sublease Space to the space leased pursuant Section 5 of the Fifth Amendment, and (2) additional space leased by Tenant pursuant to the Sublease Sixth Amendment after the Effective Date thereof, including any space leased pursuant to the "First 9th Floor Expansion Right," the "Second 9th Floor Expansion Right," Tenant's right of first offer set forth in Section 8 of the Sublease Sixth Amendment, and Tenant's right of first refusal set forth in Section 9 of the Sublease Sixth Amendment, but excluding the "Fourth Expansion Space" if Tenant exercised the "Fourth Expansion Right" (as such terms in quotations are defined in the Sublease).

iv. **"Unamortized Additional Space Costs"** shall mean, with respect to each Additional Space, an amount equal to the remaining outstanding principal balance as of the Early Termination Date of a hypothetical loan having the following terms: (i) such hypothetical loan is made on the date that such Additional Space is added to the Lease or Sublease (as the case may be), (ii) the original principal amount of such hypothetical loan is equal to the Additional Space Costs (as defined below) for such Additional Space, (iii) such hypothetical loan bears interest at the rate of seven percent (7%) per annum (compounded monthly), and (iv) such hypothetical loan is fully amortizing through level monthly payments commencing on the last day of the month in which such Additional Space is added to the Lease or Sublease (as the case may be) and ending on September 30, 2026.

v. **"Additional Space Costs"** means any tenant improvement costs, leasing commissions, any Rent abatements and any reasonable attorneys' fees incurred by Landlord in connection with any Additional Space pursuant to this Lease or incurred by JMB in connection with any Additional Space pursuant to the Sublease, as the case may be."

2. **Brokers.** Neither Landlord nor Tenant has dealt with any brokers or agents in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees and other liabilities for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

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3. **Successors and Assigns**. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted assigns.

4. **Counterparts**. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

5. **Whole Agreement.** This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease between the parties shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern and control. Except as expressly amended herein, the original terms and conditions of the Lease remain in full force and effect.

6. **Not an Offer.** Neither party shall be bound by this Amendment until Landlord and Tenant both have executed and delivered the same to our other party.

7. **Capitalized Terms.** All capitalized terms used but not defined herein shall have the meanings attributed to them in the Lease.

[No further text on this page. Signature page follows.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the year and date above first written.

LANDLORD:

900 NORTH MICHIGAN, LLC, a Delaware limited liability company

By:	/s/ Patrick Meara
Print Name:	Patrick Meara
Title:	Vice President

TENANT:

GROSVENOR CAPITAL MANAGEMENT, L.P., an Illinois limited partnership

By:	/s/ Burke J. Montgomery
Print Name:	Burke J. Montgomery
Title:	General Counsel